Exhibit 99.3

Investor FAQ

1.	When will more information about the transaction and negotiations be available?

Lilly will initiate the tender offer process with a public filing of a tender offer document, and Loxo Oncology will make its own public filing at the same time. Please review these documents for additional background to the transaction.

2.	Why sell now?

Our Board has determined that this transaction is in the best interest of the company and shareholders. Further information will be set forth in the tender offer document to be filed with the SEC.

3.	What will happen with the structure of the company?

Integration plans have not yet been finalized.

4.	What happens between now and close?

Loxo Oncology continues to operate as an independent entity.

Additional Information about the Acquisition and Where to Find It

The tender offer for the outstanding shares of Loxo Oncology referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Loxo Oncology, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and Loxo Oncology will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF LOXO ONCOLOGY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF LOXO ONCOLOGY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Loxo Oncology at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Loxo Oncology file annual, quarterly and current reports and other information with the SEC. Lilly’s and Loxo Oncology’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Loxo Oncology by Lilly. Such forward-looking statements include the ability of Loxo Oncology and Lilly to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer and the other conditions set forth in the merger agreement. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Loxo

Oncology’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Loxo Oncology’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of Loxo Oncology, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Loxo Oncology’s Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in those sections of Loxo Oncology’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC in the fourth quarter of 2018. In addition to the risks described above and in Loxo Oncology’s other filings with the SEC, other unknown or unpredictable factors could also affect Loxo Oncology’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this press release is provided only as of the date of this report, and Loxo Oncology undertakes no obligation to update any forward-looking statements either contained in or incorporated by reference into this report on account of new information, future events, or otherwise, except as required by law.